Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Near Intelligence, Inc. on Amendment No. 1 to Form S-1 of our report dated April 10, 2023, which contains an emphasis of matter paragraph stating the Company consummated its Business Combination, with respect to our audits of the consolidated financial statements of KludeIn I Acquisition Corp. as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY

June 7, 2023

An Independent Member of Urbach Hacker Young International